Exhibit 11.1

CONSENT OF INDEPENDENT AUDITORS

To the Member of

Gateway Garage Partners LLC

We consent to the inclusion in the Annual Report on Form 1-K of our report dated June 7, 2021, relating to the financial statements of Gateway Garage Partners LLC as of December 31, 2020 and for the period from May 21, 2020 to December 31, 2020, which appears in such Annual Report.

Tysons, Virginia

June 11, 2021

Baker Tilly US, LLP trading as Baker Tilly is a member of the global network of Baker Tilly International Ltd., the members of which are separate and independent legal entities.